Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1

TO BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of January 7, 2019 (this “Amendment”), is made by and among Steiner Leisure Limited, an international business company incorporated under the laws of the Commonwealth of The Bahamas, in its capacity as representative of Sellers (the “Seller Representative”), and Haymaker Acquisition Corp., a Delaware corporation (“HYAC”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, HYAC, the Seller Representative and the other parties thereto have entered into that certain Business Combination Agreement, dated as of November 1, 2018 (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 10.2 of the Agreement, the Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of HYAC and the Seller Representative; and

WHEREAS, HYAC and the Seller Representative have agreed to amend the Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HYAC and the Seller Representative agree as follows:

1. Amendment to Section 1.1 of the Agreement. Section 1.1 of the Agreement is hereby amended by deleting therefrom the existing definition of Enterprise Value and replacing it with the following:

“Enterprise Value” shall mean an amount equal to $835,315,000.

2. Amendment to Section 2.1(c)(vii)(A) of the Agreement. Section 2.1(c)(vii)(A) of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“(A) each HYAC Share and Founder Share (other than such shares cancelled pursuant to Section 2.1(c)(viii)) issued and outstanding as of immediately prior to the Merger Effective Time shall be canceled and extinguished and be converted into the right to receive one Dory Parent Common Share (provided that the Founder Shares shall be converted into the right to receive, in the aggregate, (x) 6,650,000 Dory Parent Common Shares (3,650,000 (subject to adjustment (a) as described in the proviso to the definition of Founder Deferred Shares and (b) as provided in the Sponsor Support Agreement) of which shall be transferred and forfeited in accordance with the Sponsor Support Agreement) and (y) 1,600,000 Founder Deferred Shares (subject to adjustment as described in the proviso to the definition of Founder Deferred Shares) and”

3. Amendment to Section 2.1(m) of the Agreement. Section 2.1(m) of the Agreement is hereby amended by deleting the number “1,901,287” and replacing it with “1,602,440”.

4. Amendment to Section 2.3(a)(v) of the Agreement. Section 2.3(a)(v) of the Agreement is hereby amended by deleting the number “$165,403,630” and replacing it with “$148,218,630”.

5. Amendment to Section 2.6(a)(iv) of the Agreement. Section 2.6(a)(iv) of the Agreement is hereby amended by deleting the number “2 million” and replacing it with “1,600,000”.

6. Amendment to Section 2.6(a)(v) of the Agreement. Section 2.6(a)(v) of the Agreement is hereby amended by deleting the number “1 million” and replacing it with “5,000,000”.

7. Amendment to Section 2.6(g) of the Agreement. Section 2.6(g) of the Agreement is hereby amended and restated in its entirety by replacing it with the following:

“(g) For purposes of this Section 2.6, each of Sponsor and Steiner Leisure, collectively, together with any Person who hereafter becomes a party to an agreement to be bound by this Section 2.6 as provided in this Section 2.6, is referred to as a “Deferred Share Holder”.    Each Deferred Share Holder hereby agrees not to, during the period commencing from the date of this Agreement and through the date of a Trigger Event: (x) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Deferred Shares (or the right to receive any Deferred Shares), (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Deferred Shares, or (z) publicly disclose the intention to do any of the foregoing, whether any such transaction described in clauses (x), (y) or (z) above is to be settled by delivery of Deferred Shares or other securities, in cash or otherwise (any of the foregoing described in clauses (z), (y) or (z), a “Transfer”). The foregoing sentence shall not apply:

(i) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder by a bona fide gift or charitable contribution;

(ii) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder by will or intestate succession upon the death of such Holder;

(iii) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder to any Permitted Transferee; or

(iv) to the Transfer of, or the right to receive, any or all of the Deferred Shares by a Deferred Share Holder pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union.

provided, however, that in any of the foregoing cases (i), (ii), (iii) or (iv), (A) it shall be a condition to such Transfer that the transferee execute and deliver to Dory Parent an agreement stating the Deferred Shares (or right to receive such Deferred Shares) that are the subject of such Transfer and that the transferee is receiving and holding such Deferred Shares (or right to receive such Deferred Shares) subject to the provisions of this Section 2.6 applicable to such Deferred Share Holder, and there shall be no further transfer of such Deferred Shares (or right to receive such Deferred Shares) prior to a Trigger Event except in accordance with this Section 2.6, (B) any such Transfer shall not violate any applicable federal or state securities laws, and (C) any such Transfer shall not violate any provision of Dory Parent’s memorandum and articles of association (as such memorandum and articles may be amended, restated, or otherwise modified from time to time, the “Dory Parent Articles”) (it being understood and agreed, for the avoidance of doubt, that (I) the Deferred Shares (and the right to receive such Deferred Shares) shall constitute Company Securities for purposes of the Dory Parent Articles, (II) the Transfer provisions with respect to the Dory Parent Common Shares in the Dory Parent Articles (including Article 127(d) of the Dory Parent Articles) shall apply to the Steiner Deferred Shares (and the right to receive such Deferred Shares), including for purposes of determining compliance with this clause (C), mutatis mutandis, and (III) for purposes of Article 127(d) of the Dory Parent Articles, the fact that a Transfer is otherwise permitted under this Section 2.6 shall not, in itself, satisfy the requirement under Article 127(d) of the Dory Parent Articles that a Transfer be permitted under this Agreement); provided further, that in any of the foregoing cases (i) or (ii) such transfer or distribution shall not involve a disposition for value (except to the extent that such transfer or distribution for value is required for tax or other similar purposes in connection with a transfer or distribution to an Affiliate). As used in this Section 2.6, the term “Permitted Transferee” shall mean:

(i) the members of a Deferred Share Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings);

(ii) any trust for the direct or indirect benefit of a Deferred Share Holder or the immediate family of a Deferred Share Holder;

(iii) if a Deferred Share Holder is a trust, the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust;

(iv) as a distribution to the direct or indirect: general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Deferred Share Holder;

(v) any Affiliate of a Deferred Share Holder; or

(vi) after the end of the Lock-Up Period (as defined in the Lock-Up Agreement), any other Person.

Each Deferred Share Holder further agrees to execute such agreements that are reasonably necessary to give effect to this Section 2.6(g).

If any Transfer is made contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Dory Parent shall refuse to recognize any such purported transferee of the Deferred Shares (or right to receive the Deferred Shares) as a holder thereof for any purpose.”

8. Amendment to Section 5.11(a) of the Agreement. The last sentence of Section 5.11(a) of the Agreement is hereby amended by deleting the number “2,993,419” and replacing it with “3,292,266”.

9. Seller Representative Consent. The Seller Representative hereby consents to the amendment and restatement of the Debt Financing Commitments that were attached as Exhibit T to the Agreement, in the form attached hereto as Exhibit A. Following the execution of this Amendment, such Debt Financing Commitments (as so amended and restated) shall constitute the “Debt Financing Commitments” (subject to further amendment as provided in the Agreement).

10. Amendment to Recitals of the Agreement. The recitals of the Agreement shall automatically, without any further action of any party, be deemed amended to reflect conforming changes to the amendments to the Agreement provided for in this Amendment. Without limiting the generality of the foregoing, the recital in which the Sponsor Support Agreement is defined is hereby amended by (a) deleting the number “3,250,000” and replacing it with “3,650,000” and (b) deleting the number “5,006,581” and replacing it with “4,707,734”, in each case, to reflect a corresponding amendment to the Sponsor Support Agreement.

11. Amendment to Exhibit L of the Agreement. Exhibit L to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit B.

12. Reference to and Effect in the Agreement; Construction.

(a) Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, mean and be a reference to the Agreement as amended hereby. Subject to the foregoing, the provisions of Section 10.6 (Construction; Interpretation) of the Agreement shall apply mutatis mutandis to this Amendment.

(b) Except as specifically amended herein, the Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement. For the avoidance of doubt, each reference in the Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to November 1, 2018.

13. Miscellaneous. Sections 10.4, 10.9, 10.10, 10.14 and 10.15 of the Agreement shall apply mutatis mutandis to this Amendment.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

STEINER LEISURE LIMITED

By:	/s/ Robert C. Boehm
Name: Robert C. Boehm
Title: EVP, General Counsel and Secretary

HAYMAKER ACQUISITION CORP.

By:	/s/ Steven J. Heyer
Name: Steven J. Heyer
Title: Chairman & CEO

[Signature Page to Amendment No. 1 to Business Combination Agreement]